UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): April 12, 2016
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InterDigital, Inc.
(Exact name of registrant as specified in charter)

Pennsylvania	1-33579	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Bellevue Parkway, Suite 300, Wilmington, DE	19809
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 302-281-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
❑    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01.    Other Events.
On April 12, 2016, the Paris Court of Appeal issued a confidential decision with respect to the action filed by Huawei in July 2015 requesting annulment of the arbitration panel’s award in the arbitration proceeding initiated jointly by InterDigital and Huawei. InterDigital prevailed in the Paris Court of Appeal decision, which denied Huawei’s request, and found that there were no grounds for annulment of the award.
The arbitration was commenced in the International Court of Arbitration of the International Chamber of Commerce in April 2014 pursuant to a December 2013 agreement between InterDigital and Huawei to jointly seek a determination by an arbitral tribunal of fair, reasonable and non-discriminatory terms and conditions to be included in a binding worldwide patent license agreement to take effect upon issuance of the award. The arbitration panel delivered a confidential partial award in May 2015, followed by a confidential final award in July 2015. In July 2015, InterDigital filed a petition in the District Court for the Southern District of New York (the “New York District Court”) for an order confirming the arbitration award (the “New York Proceeding”). Huawei subsequently filed a motion to stay the New York Proceeding pending the outcome of the proceeding it had filed in the Paris Court of Appeal. In February 2016, the judge in the New York Proceeding agreed to the stay, subject to the requirement that Huawei post suitable security. Such security is required to be posted by April 27, 2016.
InterDigital will seek to enforce the arbitration award, including by filing a request with the New York District Court to lift the stay in the New York Proceeding and to confirm the arbitration award.
To date, Huawei has not made any payments called for under the award. InterDigital will recognize any related revenue in the period in which the amount of revenue is fixed or determinable and collectability is reasonably assured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.

By: /s/ Jannie K. Lau
Jannie K. Lau
Executive Vice President,
General Counsel and Secretary

Dated: April 12, 2016